Exhibit 21.1

Subsidiaries of Nexstar Broadcasting, Inc.

None.

Subsidiaries of Nexstar Broadcasting Group, Inc.

Subsidiary	State of Incorporation
Nexstar Finance Holdings, Inc.	Delaware
Nexstar Broadcasting, Inc.	Delaware

Subsidiaries of Mission Broadcasting, Inc.

None.